EXHIBIT 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-136230, 333-148328, 333-152985, 333-183177, 333-192497, and 333-215345 on Form S-8 of our reports dated February 10, 2017, relating to our audit of the consolidated financial statements of Jefferson County Bancshares, Inc. and subsidiary as of and for the years ended December 31, 2016 and 2015, appearing in this Form 8-K/A.

St. Louis, Missouri
March 31, 2017